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                                                                  EXHIBIT 12(B)

                STATEMENT RE COMPUTATION OF RATIOS OF EARNINGS
                 TO FIXED CHARGES AND DIVIDENDS ON PREFERRED
                                    STOCK

                                                     Three Months
                                                    Ended March 31,                                    Year ended December 31,
                                                    --------------                                     ----------------------
 (dollars in thousands)                            1996       1995        1995         1994        1993        1992         1991
                                                   ----       ----        ----         ----        ----        ----         ----
Interest expense                                 $314,875   $307,342   $1,311,676     $890,605    $681,554    $836,035   $1,233,258
Portion of net rental expense estimated to be
  representative of the interest factor             4,005      3,671       14,737       14,638      14,098      13,530       12,389
                                                 --------   --------   ----------   ----------  ----------  ----------   ----------
   Fixed charges                                  318,880    311,013    1,326,413      905,243     695,652     849,565    1,245,647
Income before income taxes                        179,214    151,609      625,694      582,095     488,575     329,035      385,035
                                                 --------   --------   ----------   ----------  ----------  ----------   ----------
    Income before income taxes and fixed
      charges                                    $498,094   $462,622   $1,952,107   $1,487,338  $1,184,227  $1,178,600   $1,630,682

Fixed charges                                     318,880    311,013    1,326,413      905,243     695,652     849,565    1,245,647
Pre-tax earnings required to cover preferred
stock dividends                                         0          0            0            0          60       4,944        4,962
                                                ---------   --------   ----------   ----------  ----------  ----------  -----------
                                                 $318,880   $311,013   $1,326,413     $905,243    $695,712    $854,509   $1,250,609
Consolidated ratio of earnings to combined
  fixed charges and preferred stock dividends
  (including interest on deposits)                 1.56 x     1.49 x       1.47 x       1.64 x      1.70 x      1.38 x       1.30 x
                                                 ========   ========   ==========   ==========  ==========  ==========    =========

Interest expense                                 $314,875   $307,342   $1,311,676     $890,605    $681,554    $836,035   $1,233,258
Less: Interest on deposits                       (180,890)  (171,825)    (721,475)    (542,727)   (529,802)   (706,873)  (1,033,145)
Portion of net rental expense estimated to be
  representative of the interest factor             4,005      3,671       14,638       14,638      14,098      13,530       12,389
                                                 --------   --------   ----------   ----------  ----------  ----------   ----------
   Fixed charges excluding interest on deposits   137,990    139,188      604,839      362,516     165,850     142,692      212,502
Income before income taxes                        179,214    151,609      625,694      582,095     488,575     329,035      385,035
                                                 --------   --------   ----------   ----------  ----------  ----------   ----------
    Income before income taxes and fixed
      charges                                    $317,204   $290,797   $1,230,533     $944,611    $654,425    $471,727     $597,537

Fixed charges                                     137,990    139,188      604,839      362,516     165,850     142,692      212,502
Pre-tax earnings required to cover preferred
stock dividends                                         0          0            0            0          60       4,944        4,962
                                                ---------   --------   ----------   ----------  ----------  ----------   ----------
                                                 $137,990   $139,188     $604,839     $362,516    $165,910    $147,636     $217,464
Consolidated ratio of earnings to combined
  fixed charges and preferred stock dividends
  (excluding interest on deposits)                 2.30 x     2.09 x       2.03 x       2.61 x      3.94 x      3.20 x      2.75 x
                                                 ========   ========   ==========   ==========  ==========  ==========   =========


   * The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing income before income taxes and fixed charges by fixed charges and pre-tax earnings required to cover preferred stock dividends. Fixed charges are defined as interest expense and the portion of net rental expense estimated to be representative of the interest factor.